Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS

MARCH 2006 COMPARABLE STORE SALES INCREASE OF 2.2%

AND INCREASES EARNINGS GUIDANCE FOR SECOND QUARTER

****

March 2006 Total Sales Increased 7.0%

Philadelphia, PA, April 6, 2006 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced net sales for March 2006 and increased its earnings guidance for the second quarter of fiscal 2006 ended March 31, 2006. Net sales for the month of March 2006 increased 7.0% to $56.8 million from $53.0 million reported for the month of March 2005. The increase in net sales for March 2006 was primarily driven by sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005, as well as increases in comparable store sales, internet sales, and sales from the Company’s Oh Baby! by Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005. Comparable store sales for March 2006 increased 2.2% (based on 1,006 locations) versus a comparable store sales decrease of 3.0% (based on 909 locations) for March 2005. This 2.2% comparable store sales increase for the month of March 2006 would have been approximately 1.0 percentage points higher if there had not been a shift in the timing of Easter to April this year compared to March last year.

During March 2006, the Company opened two stores, including its eleventh Destination Maternity™ superstore, and closed four stores. The Company ended the month with 831 stores and 1,559 total retail locations, compared to 869 stores and 1,597 total retail locations at the end of March 2005.

Net sales increased 3.3% to $144.6 million for the second quarter of fiscal 2006 ended March 31, 2006, from $140.0 million for the same period of the preceding year. Comparable store sales increased 1.4% during the second quarter of fiscal 2006 (based on 998 locations) versus a comparable store sales decrease of 3.0% during the second quarter of fiscal 2005 (based on 898 locations). For the quarter ended March 31, 2006, the Company opened five stores, including three multi-brand stores, and closed 25 stores, with 11 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased to report that our sales for the month of March exceeded our expectations, as we delivered a comparable store sales increase of 2.2% for the month despite the adverse effect of the Easter timing shift, which we estimate hurt our March comparable store sales results by approximately 1 percentage point. Our preliminary sales for the second quarter of $144.6 million slightly exceeded the top end of our guidance range of $142.5 million to $144.5 million, and our comparable store sales increase of 1.4% for the second quarter was right in line with our comparable store sales guidance of an increase of 0.5% to 2.0% for the quarter. We estimate that our comparable store sales increase of 1.4% for the second quarter was unfavorably affected by approximately 0.7 percentage points, due to January 2006 having one less Saturday than January 2005 and the Easter timing shift to April in 2006 from March in 2005. In addition, we continue to experience strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year as well as a continued reduction in our product costs. As we have stated in our recent press releases, we believe the oversupply conditions that plagued the maternity apparel business during our fiscal 2004 and fiscal 2005 have eased somewhat, and we believe that our strong sales trend beginning this past September reflects this.

“We are very pleased to report that, with our strong sales and gross margin performance and our continued tight expense controls, we expect our second quarter earnings to exceed the top end of our previous earnings guidance range. We expect our second quarter earnings per share after stock option expense to be at least $0.06 per share, significantly higher than our previous earnings guidance range of between a loss of $(0.05) per share to earnings of $0.01 per share after stock option expense. We expect our second quarter earnings per share before stock option expense to be at least $0.09 per share, significantly higher than our previous earnings guidance range of between a loss of $(0.02) per share to earnings of $0.04 per share before stock option expense.

“Looking forward, we feel very good about our product lines and our inventory position, and feel very confident about our business. We continue to be very optimistic about delivering significantly improved financial results and continuing our strategic transition in fiscal 2006, as we expect to see a continuation of our improved sales and gross margin trend and expect to realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears and Kohl’s initiatives, and the continued rollout of our multi-brand stores. We continue to be very excited that our new strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the continued competitive pressures in the maternity apparel business.

“We will report results for our second quarter and hold an investor conference call on April 25, 2006, at which time we will provide additional information related to our results for the second quarter, our future financial guidance and our strategic business initiatives.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2006, Mothers Work operates 1,559 maternity locations, including 831 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.